For Immediate Release
March 30, 2001

           NetIQ Corporation And WebTrends Corporation Complete Merger

SAN JOSE, Calif. -- March 30, 2001 -- NetIQ Corporation (Nasdaq: NTIQ) and WebTrends Corporation (Nasdaq: WEBT), today announced that the merger of the two companies was completed following approval by both companies' stockholders. The common stock of NetIQ Corporation will continue to be traded on the Nasdaq National Market under trading symbol (NTIQ).

         The merger creates a company that is uniquely positioned to provide enterprise organizations, e-businesses and service providers' comprehensive infrastructure management and intelligence solutions for all the components of their e-business infrastructure -- from back-end servers, networks and directories to front-end web servers and applications.

         "The closing of this merger sets a new standard for managing distributed enterprises by offering best of breed infrastructure management solutions with comprehensive and robust e-business intelligence solutions," said Ching-Fa Hwang, chief executive officer of the combined company. "NetIQ is now the first vendor to link our customers' IT-related data with business metrics designed to enable them to increase the return from their e-business initiatives, and ease the management of their distributed enterprise."

         Eli Shapira, chief strategy officer of the combined company and former chief executive officer at WebTrends, stated: "This combination will result in greatly enhanced offerings for our more than 52,000 collective customers, increased business opportunities with partners, and compelling opportunities for all our employees."

NetIQ Q3 Earnings Announcement

         The Company's financial results for the quarter ended March 31, 2001 will be announced on April 26, 2001. NetIQ will conduct a conference call at 4:30 p.m. EDT that day to discuss results in more detail and to provide guidance.

About NetIQ

         NetIQ Corp. (Nasdaq: NTIQ) is a leading provider of e-business infrastructure management and intelligence solutions for all the components of an organizations' e-business infrastructure -- from back-end severs, networks and directories to front-end Web servers and applications. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston; Raleigh, N.C., Bellevue, Wash. and Portland, Ore. For more information, please visit NetIQ's Web site at http://www.netiq.com/ or call (408) 856-3000.


Contacts:

Susan Torrey, Press Relations, 713-548-1863, susan.torrey@netiq.com
Nanci Werts, Investor Relations, 503-294-7025 x 2564, investor@webtrends.com Jim Barth, Chief Financial Officer, 408-856-3069, jim.barth@netiq.com